Exhibit 3.3

FREE TRANSLATION

RESTATED  BYLAWS

“MINERA MERIDIAN LIMITADA”

(up to September 11, 2014)

FIRST: Partners: MERIDIAN SUBCO I LIMITED, Tax Identification Number 59.073.020-3 and MERIDIAN SUBCO II LIMITED, Tax Identification Number 59.073.030-0, both companies organized and existing under the laws of the Cayman Islands, for these purposes both domiciled in Ricardo Lyon Av. 222, Office 1304, Providencia, Santiago, have formed the company Minera Meridian Limitada, which will be governed by the provisions of these bylaws, by the provisions of Law 3.918 and its amendments, and by the pertinent provisions of the Civil and Commercial Codes.

SECOND: The Company’s name shall be MINERA MERIDIAN LIMITADA, being able to use the expression “Minera Meridian Ltda.” for commercial, advertising and other purposes.

THIRD: The domicile of the Company is the city of Santiago, borough of Providencia.  However, the Company will be able to open agencies, branches or offices in any other part of the country or abroad.

FOURTH: The purpose of the Company shall be the development of mining activities, including the exploration and exploitation of mining sites, either for themselves or on behalf of third parties, as well as the investment in all kind of equity rights and shares of companies that develop mining activities, the marketing of minerals, and in general, any others activities related to mining.

FIFTH: The capital of the Company shall be US$109,326,976.00, divided as follows: a) The sum of US$98,394,278.4 equivalent to 90% of the Company’s capital and contributed and paid by Meridian Subco I Limited. b) The sum of US$10.932.697,6 equivalent to 10% of the Company’s capital and contributed and paid by Meridian Subco II Limited.

SIXTH: The liability of the partners is limited to the amount of their contributions.

SEVENTH: The use of the Company name and the Company’s management shall correspond to the partner Minera Subco I Limited, who shall act for this purpose through one or more delegates, who may act separately, appointed by a public deed, noted on the margin of the Company’s registration in the Registry of Commerce, moment from which the delegation shall be effective vis a vis third parties. Notwithstanding the appointment of one or more delegates, Meridian Subco I Limited may always act as an administrator and representative of the Company, through its own representatives or attorneys.

Unless it is expressly restricted in the appointment deed, the administrator Meridian Subco I Limited as well as its delegate(s), shall have full authority of administration and disposal to carry out, on behalf of the Company, any matter, business, action, transaction, appearance, lawsuit, act or contract which relates or not with the Company´s purpose, circumstance which shall not be evidenced vis a vis third parties.

As an example, it is left on record that the managing powers include, among others, the following:

a) To appoint and remove the Company´s General Manager and the other workers of the Company; to set and amend the workers payroll, their remunerations and duties;

b) To agree and amend the general regulations that will govern the Company´s operations and to issue and amend its internal regulations;

c) Form, acquire, buy and transfer exploration and exploitation mining concessions, submit pedimentos and manifestaciones [mining claims requests], carry out measurement surveys and execute any other kind of mining agreements, with no limitations, as well as to execute any other act or agreement related to the development of the business included in the Company’s purpose;

d) To purchase and acquire under any title real estate or personal property, whether tangible or intangible, to sell them and dispose of them under any title and to encumber them with easements, mortgages or pledges of any kind;

e) To enter into rental, services, construction, transportation, freight, employment, insurance and any other type of contracts; to amend such contracts and terminate them in any manner;

f) To collect and receive any amounts owed to the Company and to grant receipts, cancellations and releases;

g) To obtain loans with or without interests as mutuum, promissory notes, advances against approval, overdraws, credits in checking accounts or in any other manner; place and withdraw deposits of money, goods, or sight and term securities; open, close and manage bank or commercial checking accounts, learn about their transactions, approve their balances, obtain checkbooks, draw and overdraw on such accounts; draw, accept, reaccept, revalidate, endorse, discount and object checks, bills of exchange, promissory notes and other commercial documents; place and cancel bank guarantees (boletas de garantía), withdraw securities held in deposit and lease safety boxes;

h) To enter into foreign trade and foreign exchange transactions with the following powers:  to submit and execute import and export registration documents; to equip private storages or duty free warehouses; to authorize bank charges for foreign trade and foreign exchange operations;  to withdraw and endorse bills of lading and other documents;  to request the drawing of checks and other documents in foreign currency and, in general, to carry out foreign trade and foreign exchange operations which directly or indirectly relates with its purpose;

i) To represent the Company in and out of courts with the powers set forth in both paragraphs of Article 7 of the Civil Procedure Code, especially with the power to waive the legal action filed in lower courts, to accept the legal action filed by the other party; to answer interrogatories; to waive remedies or deadlines fixed by law; to reach settlements and commitments; grant arbitrators powers to act as mixed arbitrators (árbitro arbitrador); to approve agreements and to collect;

j) To form civil or commercial companies of any nature, associations, joint ventures, or any type of associations, and to amend, dissolve and terminate those companies it is a party to; to represent the Company in shareholders or partners meetings; and

k) To grant general and special powers of attorney and to delegate its powers partially.

EIGHT: The Company may contract with any of the partners.

NINTH: The partners agree to distribute the profits and losses pro rata to their contributions. As of December 31 of each year, the Company shall prepare a general balance sheet. The financial statements shall be subject to the partners’ approval. The profits shall be distributed in the opportunity that the partners mutually agree upon.

TENTH: The duration of the Company shall be 10 years as from February 6th, 2002, term that is understood to be extended automatically for successive periods of 5 years if none of the partners expresses its desire to terminate it at the end of the term in force by then, by means of a declaration made by public deed at least six months in advance to the expiration of the original term or the applicable renewal, and noted in the margin of the registration of the Company´s excerpt, in the Registry of Commerce of the relevant Real Estate Registry.

ELEVENTH: The liquidation of the Company and the division of the common assets shall be made by mutually agreement of the partners, and if the partners fail to reach an agreement, the liquidation shall be made by the arbitrator appointed thereupon.

TWELFTH: Any difficulties that may arise between the partners which relate to the validity, nullity, termination, performance, application, term, compliance, interpretation of this contract or to any other matter arising between the partners related to the liquidation of the Company, shall be resolved in sole instance by an arbitrator, who shall act summarily without the form of a lawsuit, and his decisions shall not be subject to further remedies which the parties waive herein, including the queja and casación. By mutual agreement the partners shall appoint an arbitrator with domicile in Santiago, who shall act as a mixed arbitrator (árbitro arbitrador). If the parties fail to reach an agreement, each one of them shall appoint an arbitrator, who shall jointly appoint a third arbitrator to resolve the matter.

THIRTHEENTH: For all legal purposes arising out of this agreement, the parties fix their domicile in Santiago, Chile.